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                                                                    EXHIBIT 10.2



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 1st day of September, 1998 (the "Effective Date") between ALPHA MICROSYSTEMS, a California corporation (the "Company") and Douglas J. Tullio (the "Employee").

                                    RECITALS

         WHEREAS, on January 3, 1990, the Company and Employee executed a letter agreement with respect to the Company's offer of employment to Employee containing certain severance benefits to be provided to Employee under certain circumstances (the "Offer Letter");

         WHEREAS, the Company has on January 8, 1990 entered into the Employment Agreement (as amended, the "Old Employment Agreement") which incorporated the terms of the Offer Letter and provided certain severance benefits to Employee under certain other circumstances; and

         WHEREAS, the Company and the Employee desire to amend and restate the Old Employment Agreement in order to modify certain of its terms and to provide for certain additional terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                                BASIC EMPLOYMENT

         1.1 Employment. The Company agrees to employ Employee and Employee hereby agrees to be employed by the Company to perform the duties described below for the compensation specified in this Agreement, as it may be amended from time to time, subject to and upon all the terms and conditions set forth herein. During Employee's employment hereunder, Employee hereby agrees to use his best efforts and to devote his full professional time, energy and ability in order to assure the proper and efficient performance of his work for the Company. At all times during Employee's employment hereunder, Employee shall not render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, without the prior written express authorization of the Board of Directors of the Company (the "Board"), which authorization shall describe the nature



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and duration of such services and shall name the person or firm to whom such services may be rendered.

         1.2 Term. Employee's employment hereunder shall commence as of the Effective Date, and continue until the fourth anniversary of the Effective Date (the "Employment Period").

         1.3 Duties. The Employee shall devote his full time, energy and talents to serving as the President and Chief Executive Officer of the Company, and shall have such duties as are typically expected of such officers, subject to the direction of the Board. The Employee will have such authority, power, responsibilities and duties as are inherent to his positions and necessary to carry out his responsibilities and the duties required of him hereunder.

         1.4 Basic Compensation. The Company hereby agrees to pay Employee a base salary (the "Base Salary") at the annual rate of Three Hundred Thousand Dollars ($300,000.00), which rate may be amended from time to time in accordance with the provisions of this paragraph, payable in equal payments with such frequency as is the custom and practice of the Company, covering employment during the immediately preceding period for all services rendered by Employee during his Employment Period. On each anniversary of the Effective Date, the Employee's Base Salary shall be adjusted by the Board or any duly constituted committee thereof, to be an amount greater than the average salary but less than the maximum salary for Chief Executive Officers of comparable companies as determined by compensation surveys prepared by the Economic Research Institute or other organization mutually acceptable to the Company and the Employee. The Company shall deduct from any payment such social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.

         1.5 Bonus Compensation. In addition to Base Salary, at the end of each fiscal year, Employee may be considered for a bonus in the form of cash, stock options, stock grants or other non-cash compensation ("Bonus Compensation") of up to 40% of Base Salary to be based upon Employee's performance during such fiscal year, or applicable portion thereof. The amount of said Bonus Compensation, if any, shall be determined in the sole and absolute discretion of the Board. The Company shall deduct from any payment of Bonus Compensation social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.

         1.6 Vacation and Illness. Employee shall be entitled to paid vacation and sick leave in accordance with the policies established from time to time by the Company.

         1.7      Benefits.

         (a) Standard Company Benefits. During the Employment Period, Employee will be eligible to participate in all retirement, stock option or other benefit plans available to officers and employees of the Company. Employee shall also receive employee group medical, dental


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and life insurance benefits in accordance with the policies established from time to time by the Company.

         (b) Whole Life Insurance. The Company shall purchase One Million dollars ($1,000,000) of life insurance for the Employee (the "Policy"). The Policy will be funded annually by the Company for four (4) years at an annual premium cost of $52,634. This level of funding will provide for the Employee a paid up policy after four (4) years. If the Employee's Termination Date occurs during the Employment Period and is a result of the Employee's death, the Policy's $1,000,000 death benefit will be split evenly between the Company and the Employee's estate, paying $500,000 to each. Upon completion of the Employment Period, the Company agrees to transfer ownership of the policy to the Employee and to expense him on an annual basis, as reflected on a Form 1099, for the cash surrender value of the Policy over a ten (10) year period. The Employee agrees to have the Company continue to have a Two Hundred Thousand dollar ($200,000) death benefit as long as the Policy is in effect.

         1.8 Expenses. Employee shall be entitled to reimbursement for all approved reasonable travel and other business expenses incurred by Employee in connection with his services to the Company pursuant to the terms of this Agreement. All business expenses for which Employee seeks reimbursement from the Company shall be adequately documented by Employee in accordance with the Company's procedures covering expense reimbursement and in compliance with the regulations of the Internal Revenue Service.


                                   ARTICLE II

                             PROPRIETARY INFORMATION

         2.1 Non-Disclosure of Proprietary Information. Employee agrees that, during and after his employment with the Company, Employee will regard and preserve as confidential all trade secrets pertaining to the Company's business that have been or may be obtained by Employee by reason of his employment, and Employee will not directly or indirectly disclose to any third person or use for the benefit of anyone other than the Company or use for his own benefit or purposes, any inventions, designs, improvements, processes, techniques, methods, ideas, discoveries, developments, formulae, compounds, specifications, specialized knowledge, data, records, trade secrets, confidential information, customer lists, customer data, sales data, sales programs, development programs, acquisition programs, computer code or other secrets or proprietary information of the Company which he has encountered or originated in the course of or arising out of his employment with the Company. The parties hereto acknowledge and agree that the subject matter of the provisions of this Section 2.1 is of a unique and special nature such that such provisions may be specifically enforced by a court of equity in addition to whatever other remedies the Company may have at law.




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         2.2 Return of Documents and Materials. Employee agrees that any and all documents and materials, including, without limitation, reports, drawings, designs, tools, equipment, plans, proposals, marketing or sales plans, specifications or materials made or prepared, in whole or in part, by Employee or that may come into Employee's possession by reason of his employment are the property of the Company and shall not be used by Employee in any way adverse or competitive to the Company's interests. Employee acknowledges that Employee will not deliver, reproduce or in any way allow such documents and materials to be delivered or used by any third party without the specific written direction or consent of the Company. The parties hereto acknowledge and agree that the subject matter of the provisions of this Section 2.2 is of a unique and special nature such that such provisions may be specifically enforced by a court of equity in addition to whatever the remedies the Company may have at law.

         2.3 Ownership of Inventions. Employee agrees that all inventions, discoveries, improvements, and innovations, whether patentable or not (hereinafter collectively referred to as "Inventions" or "Invention" as may be appropriate), conceived or made by Employee, either solely or in concert with others, during the period of employment with the Company (including, but not limited to, any period prior to the date of this Agreement when Employee was employed by the Company), whether or not made or conceived during working hours, which (a) relate in any manner to the existing or contemplated business or research activities of the Company, or (b) are suggested by or result from Employee's work for the Company, or (c) result from the use of the Company's time, materials or facilities, shall be the exclusive property of the Company.

         2.4      Assignment of Rights.  Employee further agrees:

                  (a) That Employee will promptly disclose in writing to the Company all Inventions conceived or made by Employee, either solely or in concert with others, during the period of employment by the Company; and

                  (b) That Employee hereby assigns to the Company Employee's entire right, title and interest in all Inventions which are the property of the Company pursuant to Section 2.3 and will, on request, execute specific assignments to any of such Inventions; and that Employee will execute, acknowledge and deliver such documents and take such further action considered necessary by the Company at any time on its request during or subsequent to the period of employment with the Company at the Company's expense, but without charge by Employee to the Company, to obtain and defend letters patent and/or copyrights in any and all countries and to vest title in such Inventions in the Company or its assigns.

         2.5 Statutory Right. Notwithstanding anything to the contrary herein contained, in accordance with Section 2872 of the California Labor Code, Employee hereby acknowledges that the provisions of this Agreement which relate to the ownership of, and the assignment by Employee of Employee's right, title and interest to, any Invention, will not be applicable to an



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Invention which is proved to fully qualify under Section 2870 of the California
Labor Code, a copy of which Employee has read and is attached hereto as Exhibit
A
         2.6 Noncompetition; Non-Solicitation. For the period beginning on the Effective Date and ending one year after the Termination Date (regardless of the reason for the termination of employment), (a) the Employee shall not directly or indirectly be employed or retained by, or render any services for, or be financially interested in any manner, in any person, firm or corporation engaged in any business which is competitive in any way as of the Termination Date with any business in which the Company or any of its affiliates is engaged (including any program of development or research), (b) the Employee shall not divert or attempt to divert any business from the Company or any affiliate, (c) the Employee shall not disturb or attempt to disturb any business or employment relationships of the Company or any affiliate and (d) Employee shall not make any derogatory and/or untruthful statements about the Company or any of its affiliates. Notwithstanding the foregoing provisions of this Section 2.6, the Employee shall be permitted to (i) invest in mutual funds which are diversified, open-end management companies (as those terms are defined in Section 5 of the Investment Company Act of 1940) that are registered under such Act; (ii) invest in the outstanding stock of any corporation listed on the New York Stock Exchange or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System (but only to the extent that the Employee's interest in the stock of any such corporation does not exceed 5% of the voting power of the outstanding stock of such corporation); and (iii) purchase and hold any other investment to the extent the Board consents in writing to such investment; and any investment described in clauses (i), (ii) or
(iii) next above shall not be considered to violate the requirements of this
Section 2.6.

         2.7 Specific Performance. The parties hereto agree that the Company would be damaged irreparably in the event any of the foregoing provisions of this Article II were not performed by the Employee in accordance with their respective terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).


                                   ARTICLE III

                                   TERMINATION

         3.1 Rights and Payments Upon Termination. The Employee's right to benefits and payments, if any, for periods after the date on which his employment with the Company terminates for any reason (his "Termination Date") shall be determined in accordance with this Section 3.1:





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                  (a) Minimum Payment.  The term "Minimum Payment" as used
         herein shall mean:

                           (i) the Employee's earned but unpaid Base Salary for
                  the period ending on his Termination Date; and

                           (ii) the Employee's accrued but unpaid vacation pay
                  for the period ending with his Termination Date, as determined in accordance with the Company's policy as in effect from time to time.

                   Except as may be otherwise expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Employee to be treated as employed by the Company following his Termination Date for purposes of any employee benefit plan or arrangement in which he may participate at such time.

                  (b) Termination By Company for Cause. If the Employee's Termination Date occurs during the Employment Period and is a result of the Company's termination of the Employee's employment on account of Cause (as defined below), then, except as agreed in writing between the Employee and the Company, the Employee shall be entitled to receive the Minimum Payment but shall have no other right to future payments or benefits under this Agreement (and the Company shall have no obligation to make any such future payments or provide any such future benefits) for periods after the Employee's Termination Date. For purposes of this Agreement, the term "Cause" shall mean (1) the continuous failure by the Employee to substantially perform his duties under this Agreement (following written notice by the Board and a reasonable opportunity to cure not to exceed 30 days), (2) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or its affiliates, (3) conduct by the Employee that involves theft, fraud in connection with duties, dishonesty or moral turpitude; or (4) the Employee's violation of any of the provisions of Article II hereof.

                  (c) Termination for Death or Disability. If the Employee's Termination Date occurs during the Employment Period on account of the Employee's death or disability (as defined below), then the Employee (or in the event of his death, his estate) shall be entitled to continuing payments of his Base Salary then in effect for the period commencing on his Termination Date and ending on the earliest of (i) 365 days following his Termination Date, (ii) the last day of the Employment Period, or (iii) the date on which the Employee violates the provisions of Article II of this Agreement. For purposes of this Agreement, the term "disability" shall mean the inability of the Employee to continue to perform his duties under this Agreement on a full-time basis as a result of mental or physical illness, sickness or injury for a period of 90 days within any 12-month period, as determined in the sole and absolute discretion of the Board.



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                  (d) Termination by the Company for Reasons Other Than Cause.
         Subject only to such rights, benefits and payments provided hereunder, the Company retains the right to terminate the Employee's employment at will at any time with or without cause, immediately upon giving the Employee written notice of the Company's intention to terminate his employment. If the Employee's Termination Date occurs during the Employment Period and is a result of the Employee's termination of employment by the Company for any reason other than Cause (and is not on account of the Employee's death, disability, or voluntary resignation, the mutual agreement of the parties or any other reason), then the Employee shall be entitled to receive an amount equal to (i) his Base Salary for the Company's immediately preceding fiscal year plus, (ii) the average of his bonus compensation over the Company's two immediately preceding fiscal years, payable in a lump sum as soon as practicable after the Termination Date. The assignment to the Employee of any duties materially inconsistent with the Employee's position as President and Chief Executive Officer, or the removal from the Employee of the authority for any material responsibilities normally attendant to the office of the President and Chief Executive Officer shall be deemed to be termination by the Company for reasons other than for Cause.

                  (e) Termination for Voluntary Resignation, Mutual Agreement or Other Reasons. If the Employee's Termination Date occurs during the Employment Period on account of his voluntary resignation, mutual agreement of the parties, or any reason other than those specified in subparagraphs (b), (c) or (d) above then, except as agreed in writing between the Employee and the Company, the Employee shall have no right to future payments or benefits under this Agreement other than the Minimum Payment (and the Company shall have no obligation to make any such future payments or provide any such future benefits) for periods after the Employee's Termination Date.

                  (f)      Termination Upon Change-In-Control.

                           (i) Definition of Change-In-Control. For the purposes
                  of this Article III, each of the following shall be deemed to be a "Change-In-Control":

                                    (A) merger of consolidation of the Company;

                                    (B) sale of all or substantially all of the
                           assets of the Company; or

                                    (C) sale of more than fifty percent (50%) of
                           the outstanding common stock of the Company by any person or persons.

                           (ii) Termination. Employee shall be entitled to the
                  severance payments and other severance benefits set forth in Sections 3.1(f)(iii) and (iv) hereof if Employee is terminated under either of the following circumstances:



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                                    (A) if Employee delivers to the Company
                           written notice of resignation on or before the effective date of a Change-In-Control (as defined in Section 3.1(f)(i) hereinabove) that Employee disapproves of the proposed Change-In-Control, which resignation shall be effective upon the date of Change-In-Control. Employee shall not be compelled to set forth any reason or basis for Employee's resignation under the circumstances of Section 3.1(f)(ii)(A). The Company shall be obligated to personally deliver to Employee written notice of a proposed Change-In-Control as soon as practicable upon the Company's determination that a Change-In-Control is likely to occur.

                                    (B) if Employee does not resign upon a
                           Change-In-Control and if within 180 days following a Change-In-Control, Employee is either involuntarily terminated or Employee's responsibilities, duties, or title as an employee of the Company are substantially changed without Employee's consent, and as a result thereof, Employee terminates his employment with the Company. Notwithstanding the foregoing, Employee shall not be entitled to any benefits (set forth in Sections 3.1(f)(iii) and (iv)) if Employee's termination is pursuant to Sections 3.1(b), (c) or
                           (d).

                           (iii) Calculation of Severance Payment. Upon
                  termination pursuant to Section 3.1(f), the employee shall be entitled to receive an amount equal to (i) his Base Salary for the Company's immediately preceding eighteen (18) months plus,
                  (ii) the average of his bonus compensation over the Company's two immediately preceding fiscal years, payable in a lump sum as soon as practicable after the Termination Date.

                           (iv) Stock Option, Stock and Profit Sharing Plans.
                  Reference is made to the stock option, profit sharing and similar plans listed on Schedule 3.1(f)(iv) for which Employee is or may become eligible. Schedule 3.1(f)(iv) lists the benefits Employee is currently entitled to with respect to each such plan and shall be updated from time to time to incorporate any additional plans for which Employee becomes eligible. Upon termination pursuant to Section 3.1(f), unless prohibited by the terms of the applicable plan and applicable law, all of Employee's stock options shall become fully vested and shall be exercisable on a cashless exercise basis.

                  (g) If the Employee is terminated pursuant to Section 3.1(d), the Employee shall continue to receive the group medical, dental and life insurance benefits set forth in Section 1.7(a) for a twelve-month period immediately following the Termination Date. If the Employee is terminated pursuant to Section 3.1(f), the Employee shall continue to



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         receive the group medical, dental and life insurance benefits set forth in Section 1.7(a) for an eighteen-month period immediately following the Termination Date.

                  (h) Reduction for Withholding Taxes. With respect to any payment made to the Employee under Article III, the Company shall deduct from any such payment such social security insurance, state disability insurance, and federal, state and other taxes and other withholdings as may be required by law.

         3.2 Outplacement Services. If Employee's termination pursuant to this
Article III is pursuant to Section 3.1(d) or 3.1(f)(ii) following the Termination Date, the Company will pay for outplacement services for Employee for up to twelve (12) months from the Termination Date and up to a maximum aggregate amount of $35,000.


                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 Miscellaneous. All notices provided for under this Agreement shall be deemed to have been duly given if delivered by hand or, in the alternative, if sent by registered or certified mail, with return receipt requested, first-class postage prepaid, if to the Company, to Alpha Microsystems, 2722 South Fairview Street, Santa Ana, CA 92704; Attention: Chairman; if to Employee, to Douglas J. Tullio, 1380 Temple Hills Drive, Laguna Beach, CA 92651, or to such other address with respect to each party as such party shall notify the other in writing. Delivery of any such communications so made by mail shall be deemed to be complete on the date of delivery as shown by the addressee's registry or certification receipt.

         4.2 Assignability. The Company may assign its interest in this Agreement in connection with a merger or sale of all or substantially all of the assets of the Company and the provisions of this Agreement shall inure to the benefit of the successors and assigns of the Company. Employee may not assign or transfer this Agreement, it being deemed personal to Employee only; provided, however, that upon Employee's death, Employee's heirs, executors and/or administrators may seek collection of any sums that may have been due Employee as of Employee's death (it being hereby acknowledged and agreed that no further Severance Payments pursuant to Section 3.1(c) shall be due after Employee's death). Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The provisions of this Section 4.2 shall survive the termination of this Agreement.

         4.3 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter herein and supersedes all prior agreements, representations and understandings of the parties. No modification or amendment to this Agreement shall be effective unless in writing.



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         4.4 Captions. Any captions to or headings of the articles, sections, subsections, paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement and shall not be used for the interpretation of determination of the validity of this Agreement or any provisions hereof.

         4.5 Severability. In the event that any one or more provisions, clauses, paragraphs, subclauses or subparagraphs contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable, the same shall not affect any other provision, paragraph, clause, subparagraph or subclause of this Agreement, but this Agreement shall be construed as if such invalid, illegal, void or unenforceable provision, clause, paragraph, subparagraph or subclause had never been contained herein.

         4.6 Waiver. The waiver by the Company or the Employee of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

         4.7 Costs of Disputes. Each party shall bear his/its own costs in connection with any controversy or dispute arising out of or relating to this Agreement (or the breach thereof).

         4.8 Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         4.9 Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Employee's employment with the Company.

         4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         4.12 Rights Upon a Spin-Off. In the event of a spin-off of a portion of the Company's business into a new operating entity which is not wholly-owned by the Company, Employee shall have the option to allocate his existing equity interests in the Company (including all stock and stock options) between the Company and the new entity on a basis consistent with that of ING Equity Partners II, L.P. ("Equity Partners") pursuant to Section 5.2(f) of the Warrants issued by the Company to Equity Partners as of the date hereof.



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         4.13 Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between the Employee and the Company (and/or any of its directors, officers, employees or agents) relating to or arising out of the Employee's employment or the cessation of the Employee's employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as the exclusive remedy for such controversy, claim or dispute. This means that both the Employee and the Company give up all rights to a trial by jury. Possible disputes covered by the above include (but are not limited to) wage, contract, tort, discrimination, or other employment-related claims under laws known as Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, and any other statutes or laws relating to an employee's relationship with his employer. However, claims for workers' compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by the Employee or the Company to the appropriate court or state agency as provided by California law. Judgment on any award issued by the arbitrator may be entered in any court having jurisdiction thereof.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first above written.


         "Company"                     ALPHA MICROSYSTEMS,
                                       a California corporation


                                       ________________________________
                                       By:_____________________________
                                          Name:
                                          Title:


         "Employee"                    ______________________________
                                       Douglas J. Tullio



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